                                                                   EXHIBIT 99.15

                             COMPENSATION AGREEMENT
                             ----------------------

          This Agreement is made as of the 13th day of January, 1997 by and between GeoCities, a California corporation (the "Corporation"), and John C. Rezner ("Optionee").

                              W I T N E S S E T H
                              -------------------

          WHEREAS, in consideration for services performed by Optionee, the Corporation granted Optionee a stock option on January 13, 1997, to purchase 200,000 shares of the Corporation's Common Stock (the "Option") upon the terms and conditions set forth in the documentation evidencing such Option attached hereto.

          NOW, THEREFORE, in consideration of the above premises, the parties hereto agree as follows:

          1. The Corporation and Optionee acknowledge and agree that the Option is granted solely as compensation for services rendered the Corporation by Optionee and not for any capital-raising purposes or in connection with any capital-raising activities.

          2. The Option shall not be transferable or assignable except in connection with Optionee's death.

          3. This Agreement is intended to constitute a written compensation contract within the meaning of Rule 701 of the Securities Act of 1933, as amended.

          4. This Agreement is intended solely to memorialize the agreement and understanding which exists between Optionee and the Corporation concerning the grant of the Option. Nothing herein or in the documentation evidencing the Option is intended to provide Optionee with the right to remain in the Corporation's service for any specific period, and Optionee's services may be terminated at any time by the Corporation, for any reason, with or without cause.

          IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.


OPTIONEE                                     GEOCITIES

                                        By:
-------------------------------------         ----------------------------------

                                        Title:
                                              ----------------------------------

                             STOCK OPTION AGREEMENT
                             ----------------------

          This STOCK OPTION AGREEMENT (this "Agreement") is made and entered into as of the 13th day of January, 1997, by and between GEOCITIES, a California corporation ("GeoCities"), and JOHN REZNER, an employee of GeoCities (the "Optionee").

                              W I T N E S S E T H
                              - - - - - - - - - -

          WHEREAS, the Optionee is currently employed by GeoCities as Vice President of Technical Operations; and

          WHEREAS, GeoCities desires to grant to the Optionee an option which does not meet the requirements of Section 422A of the Internal Revenue Code of 1996, as amended, to purchase shares of the common stock of GeoCities ("Common Stock");

          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and conditions hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

          1. GeoCities hereby grants to the Optionee the option to purchase 50,000 shares of Common Stock at a price per share of $3.54 upon the terms and subject to the conditions set forth herein.

          2. Subject to the conditions set forth herein, the right to exercise this option shall accrue in periodic installments as follows:

              (i) commencing January 13, 1998, this option may be exercised to the extent of twelve thousand five hundred (12,500) shares;

              (ii) commencing January 13, 1999, this option may be exercised to the extent of an additional twelve thousand five hundred (12,500) shares;

              (iii) commencing January 13, 2000, this option may be exercised to the extent of an additional twelve thousand five hundred (12,500) shares; and

              (iv) commencing January 13, 2001, this option may be exercised to the extent of an additional twelve thousand five hundred (12,500).

          This option may be exercised, in whole or in part. subject to the limitations imposed by the exercise schedule set forth above, at any time and from time to time commencing with the respective dates on which each portion becomes exercisable and continuing until January 13, 2004, at which time the entire unexercised portion of this option shall expire.

          3. In the event of termination of the Optionee's employment for any reason other than death, this option shall immediately terminate. Irrespective of the foregoing, if such cessation of employment shall occur on or after the Optionee's fifty-fifth (55th) birthday or shall be due to the Optionee's voluntary resignation with the consent of the Board of Directors of GeoCities, expressed in the form of a resolution, this option may be exercised to the extent this option was exercisable on the date of such cessation of employment, within three (3) months after the date he ceases to be an employee of GeoCities. If such cessation of employment shall be due to the Optionee's permanent and total disability, this option may be exercised, to the extent this option was exercisable on the date of such cessation of employment, within one (1) year after the date he ceases to be an employee of GeoCities. Irrespective of the foregoing, no option granted hereunder shall be exercisable after the expiration of seven (7) years from the date of this Agreement. An approved leave of absence shall not be deemed a termination of employment for purposes of this Agreement, but no option may be exercised during any such leave of absence, except during the first three (3) months thereof.

          4. This option shall be exercisable by the Optionee only during his lifetime. This option shall be nontransferable by the Optionee, other than by will or the laws of descent and distribution.

          5. In the event of the Optionee's death while in the employ of GeoCities, or during the period following termination of employment during which the Optionee is permitted to exercise an option pursuant to Paragraph 3 hereof, this option may be exercised to the extent that it was otherwise executable as of the date of such death or termination of employment by the Optionee's transferee to the extent not previously exercised; but under no circumstances shall the right of any such transferee extend beyond a period of seven (7) years from the date of this Agreement. The Optionee's transferee shall be the person or persons entitled to exercise the option under the Optionee's will, or, if no testamentary disposition of the option shall have been made, his legal representative. Any transferee exercising the option must furnish GeoCities with: (a) written confirmation of his status as transferee; (b) evidence satisfactory to GeoCities to establish the validity of the transfer of this option in compliance with this Agreement and with any laws or regulations pertaining to said transfer; and (c) written acceptance of the terms and conditions of this option as prescribed in this Agreement.

          6. Subject to any required action of GeoCities's stockholders, the existence of outstanding options hereunder shall not affect GeoCities's right or power to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in its capital structure or business; to approve any merger or consolidation, issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock; to elect its dissolution or liquidation or that of any of its subsidiaries; to sell or transfer any of its business; or to do any other corporate act whether similar to the events described above or otherwise. If the number of outstanding shares of Common Stock is increased or decreased or changed into or exchanged for a different number or kind of securities, whether of GeoCities or any other corporation, by reason of recapitalization reclassification, stock split, combination of shares, stock dividends or other similar event, the number and kind of securities as to which outstanding options may be exercised, and the option price at which outstanding options may be exercised may be adjusted by the Board of Directors, whose determination shall be binding and final.

          7. In the event of (i) a liquidation, dissolution or winding up of GeoCities, (ii) a consolidation or merger of GeoCities with or into any other corporation or corporations (other than a wholly-owned subsidiary), (iii) the sale, transfer or other disposition of all or substantially all of the assets of GeoCities or (iv) the consummation of any transaction or series of related transactions which results in GeoCities' shareholders immediately prior to such transaction not holding at least 50% of the voting power of the surviving or continuing entity (collectively, a "Liquidation"), then in the event of any such Liquidation, the exercise schedule to which this option is subject pursuant to Paragraph 2 hereof shall be accelerated, and the option shall be immediately exercisable upon the consummation of any such Liquidation. Any actions taken hereunder by the Board of Directors may be done without consideration of any resulting income tax consequences to GeoCities or the Optionee.

          8. This option may be exercised in accordance with the terms hereof by: (a) giving written notice of such exercise to GeoCities, specifying the number of whole shares to be purchased and accompanied by full payment of the purchase price thereof, either in cash, by check, or by delivery to GeoCities of shares of Common Stock already owned by the Optionee (duly endorsed in favor of GeoCities or accompanied by a duly endorsed stock power) together with the amount of any income tax GeoCities is required by law to withhold by reason of such exercise, and (b) giving satisfactory assurances in writing, if requested by GeoCities, signed by the person exercising this option, that the shares to be purchased upon such exercise are being purchased for investment and not with the view to distribution thereof. Any Common Stock which the Optionee acquires by his exercise of this option shall be subject to the rights and restrictions set forth in the Optionee's employment agreement dated as of December 28, 1995 (the "Employment Agreement"), and that certain Amended and Restated Rights Agreement, dated as of the date hereof, among the Optionee, GeoCities and certain other shareholders named therein.

          9. (a) Notwithstanding anything contained herein to the contrary, in the event that the Optionee ceases to be employed by GeoCities for any reason (including, without limitation, as a result of resignation, retirement, dismissal with or without cause, death or disability), GeoCities shall have the first right and option, and the holders of Senior Securities (as defined below) shall have the second right and option, to purchase from the Optionee (or, in the case of death, from the Optionee's legal representative) all shares of Common Stock held by the Optionee on the date of cessation of employment or purchased by the Optionee following such date as permitted under Sections 3 and 5 hereof. In the event that GeoCities or any holder of Senior Securities shall exercise such right and option, then the exercising party shall pay the Optionee, as the purchase price for such shares of Common Stock, the Fair Market Value (as defined below) of such shares. GeoCities may exercise its first right and option by delivering notice to Optionee and to each holder of Senior Securities within ninety (90) days following the cessation of the Optionee's employment or the subsequent purchase of shares, as applicable, of its intent to exercise its repurchase right and the Fair Market Value, and shall have paid for such shares in cash at the end of such 90th day (unless the Fair Market Value of the shares has not been conclusively determined as of such date, in which case GeoCities shall pay the Optionee promptly after the Fair Market Value is determined in accordance with subparagraph (d) below).

              (b) If GeoCities fails to fully exercise its right to repurchase all of the Optionee's shares of Common Stock after the cessation of the Optionee's employment or the subsequent purchase of shares, as applicable, then GeoCities shall give the Optionee and each holder of its Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (other than those shares of Series D Preferred Stock held by Venture Lending or its approved transferees), or Common Stock issued upon conversion thereof

(collectively, the "Senior Securities"), notice ("Termination Notice") of such fact, the number of shares of Common Stock available for purchase by each such holder and GeoCities' determination of the Fair Market Value of such shares. The holders of the Senior Securities shall have the right to purchase the Optionee's Common Stock, on a pro-rata basis, by giving GeoCities notice of their intent to exercise such option ("Notice of Election") within twenty (20) days after the receipt of the Termination Notice from GeoCities, together with cash in the amount of the purchase price (unless the Fair Market Value of the shares has not been conclusively determined as of such date, in which case each such holder shall pay the Optionee promptly after the Fair Market Value has been conclusively determined in accordance with subparagraph (d) below). For purposes of this subparagraph (b), "pro rata basis" shall be equal to the product obtained by multiplying (i) the number of the Optionee's shares not purchased by GeoCities by (ii) a fraction, the numerator of which is the number of shares of Senior Securities held by such holder (on an as-converted basis) and the denominator of which is the total number of shares held by all the holders of Senior Securities (on an as-converted basis).

              (c) Any holder of Senior Securities that fails to provide a timely Notice of Election shall be deemed to have elected to not purchase any shares in a transaction pursuant to this Paragraph 9. If any holder of Senior Securities elects (or is deemed to have elected) not to fully participate in a transaction pursuant to this Paragraph 9, then GeoCities shall so notify the other holders of Senior Securities who elected to participate (the "Repurchase Holders"). Such notice may be made by telephone if confirmed in writing within two (2) days. The Repurchase Holders shall have five (5) days from the date such notice was given to agree to purchase their pro rata share of the unsold portion of the Optionee's shares. For purposes of this subparagraph (iv), a "pro rata share" shall be equal to the product obtained by multiplying (i) the number of the Optionee's shares in the unsold portion by (ii) a fraction, the numerator of which is the number of shares of Senior Securities held by such Repurchase Holder (on an as-converted basis) and the denominator of which is the total number of shares held by all of the Repurchase Holders (on an as-converted basis).

              (d) If the Optionee objects to the Fair Market Value as so proposed, then the Optionee may request an appraisal by written notice of objection delivered not later than ten (10) days after receipt of the Fair Market Value set by GeoCities' Board of Directors. If an appraisal is requested, the Optionee and GeoCities shall jointly select an appraiser to determine the Fair market Value of the Optionee's shares. If the Optionee and GeoCities cannot agree on an appraiser, each shall select its own appraiser (each, a "Party Appraiser") and the two Party Appraisers shall jointly select a third appraiser (the "Arbitrating Appraiser"). Each of the Party Appraisers shall submit its appraisal to the Arbitrating Appraiser), and the Arbitrating Appraiser shall select one of such appraisals as the Fair Market Value. If any such appraisal results in a Fair Market Value more than 5% higher than the Board of Directors' original valuation, then all expenses of such appraisal shall be paid by GeoCities; otherwise, the cost of such appraisal shall be shared equally by the Optionee and GeoCities.

              (e) Notwithstanding anything to the contrary set forth in Subparagraphs 9(a) through 9(d), if (a) the Optionee's employment with GeoCities is involuntarily terminated (a "Termination") for any reason other than (i) "for cause" (as defined in Subparagraph 4.1 of the Employment Agreement) or (ii) because of the Optionee's death, and (b) there is a Liquidation of GeoCities within one (1) year after such Termination in which the price per share of Common Stock received by the holders of such Common Stock upon the consummation of the Liquidation (the "Liquidation Price") is greater than the price per share of Common Stock received by the Optionee following the Termination (the "Repurchase Price"), then the Optionee shall be entitled to receive the following amounts from GeoCities concurrently with the consummation of the Liquidation. If the Liquidation is consummated within six (6) months after the Termination as provided above, then the Optionee shall be entitled to receive an amount equal to the Liquidation Price less the Repurchase Price, multiplied by the number of shares of Common Stock which the Optionee held at the time of the Termination (the "Differential Amount"). If the Liquidation is consummated more than six (6) months but within nine (9) months after the Termination as provided above, then the Optionee shall be entitled to receive an amount equal to seventy-five percent (75%) of the Differential Amount. If the Liquidation is consummated more than nine (9) months but within one (1) year after the Termination as provided above, then the Optionee shall be entitled to receive an amount equal to fifty percent (50%) of the Differential Amount. If the Liquidation is consummated more than one (1) year after the Termination as provided above, then the Optionee shall not be entitled to receive any amounts under this Subparagraph 9(e). Any such amounts payable by GeoCities under this Subparagraph 9(e) shall be paid to the Optionee in the same form of consideration, and in the same proportions and at the same times, as shall have been applicable to all other holders of Common Stock in such Liquidation.

              10. Unless the shares to be issued are at the time of issuance registered under the Securities Act of 1933, as amended, this option is granted on the condition that the purchase of stock hereunder shall be for investment purposes and not with the view to resale or distribution.

              11. Neither the Optionee nor any person claiming under or through him shall be, or have any of the rights or privileges of, a stockholder of GeoCities with respect to any of the shares issuable upon the exercise of this option, unless and until certificates representing such shares shall have been issued and delivered to him.

              12. Any notice to be given to GeoCities under the terms of this Agreement shall be addressed to GeoCities, in care of its President, at 1918 Main Street, Santa Monica, California 90405, or to such other address as GeoCities may hereafter designate in writing. Any notice to be given to the Optionee shall be addressed to the Optionee at the address set forth beneath his signature hereto, or at any other address as the Optionee may hereafter designate in writing. Any such notice shall be deemed to have been duly given if and when personally delivered, or if mailed, two (2) business days following its being deposited in the United States mails in a properly sealed envelope, addressed as aforesaid, registered or certified, postage prepaid.

              13. Except as otherwise provided herein, this option and the rights and privileges conferred by this Agreement may not be transferred, assigned, pledged or hypothecated by the Optionee in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this option, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon any attempted sale under any execution, attachment or similar process upon the rights and privileges conferred hereby, this option and the rights and privileges conferred upon the Optionee in this Agreement shall immediately become null and void.

              14. This Agreement is made solely for the benefit of the parties to this Agreement and their respective successors and assigns, and, except as provided in Paragraph 9, no other person or entity shall have or acquire any right by virtue of this Agreement. Each holder of the Senior Securities shall be a third-party beneficiary of Paragraph 9 of this Agreement.

              15. Subject to the limitations on transferability contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of the parties hereto.

              IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in duplicate, as of the day and year first above written.

                        GEOCITIES


                        By:
                             ---------------------------
                             David C. Bohnett, President


          ACCEPTED:



          _______________________
          JOHN REZNER
          2809 North Greengrove
          Santa Ana, California, 92701